EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

OF

ADOBE SYSTEMS INCORPORATED

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

ADOBE SYSTEMS INCORPORATED, a corporation organized and existing under the Delaware General Corporation Law (the “Company”), does hereby certify that the following resolutions were duly adopted by the Company’s Board of Directors:

WHEREAS, pursuant to the authority conferred upon the Board by its Certificate of Incorporation and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board designated 2,000,000 shares of the Company’s preferred stock as Series A Preferred Stock (the “Series A Preferred”), pursuant to a Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on June 29, 1997.

WHEREAS, the Certificate of Designation of the Series A Preferred was integrated into a Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State on June 22, 2001 and corrected by the Certificate of Correction of Restated Certificate of Incorporation as filed with the Delaware Secretary of State on April 10, 2003 (collectively, the “Restated Certificate”), which restated and integrated and did not further amend the certificate of incorporation of the Company.

WHEREAS, the terms of the Series A Preferred were subsequently amended by the Board by a Certificate of Designation of Series A Preferred Stock, which was filed with the Delaware Secretary of State on May 22, 2003 (the “Amended Certificate of Designation” and, together with the Restated Certificate, the “Certificate of Incorporation”).

WHEREAS, no shares of Series A Preferred are currently outstanding.

WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to approve a certificate of elimination to eliminate from the Certificate of Incorporation all matters set forth therein with respect to the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Elimination, be, and it hereby is, approved in the form presented to the Board (the “Certificate of Elimination”);

RESOLVED FURTHER, that no shares of the Series A Preferred are outstanding and that no shares of the Series A Preferred will be issued subject to the Certificate of Designation previously filed with the Delaware Secretary of State with respect to the Series A Preferred; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute the Certificate of Elimination and to file such Certificate of Elimination with the Delaware Secretary of State pursuant to Section 151(g) of the Delaware General Corporation Law (“DGCL”) setting forth these resolutions in order to eliminate from the Certificate of Incorporation all matters set forth therein with respect to the Series A Preferred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer this 25th day of April, 2011.

ADOBE SYSTEMS INCORPORATED

By:	/s/ Shantanu Narayen
Shantanu Narayen
President and Chief Executive Officer